Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
America West Holdings Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated January 21, 2004, relating to the consolidated balance sheet of America West Holdings Corporation and subsidiaries as of December 31, 2003 and the related consolidated statements of operations, cash flows and stockholders’ equity and comprehensive income (loss) for the year ended December 31, 2003, and the related consolidated financial statement schedule, which reports appear in the December 31, 2003 annual report on Form 10-K of America West Holdings Corporation. We also consent to the incorporation by reference of our report dated January 21, 2004, except for Note 1 which is as of August 6, 2004, relating to the balance sheet of America West Airlines, Inc. as of December 31, 2003 and the related statements of operations, cash flows and stockholder’s equity and comprehensive income (loss) for the year ended December 31, 2003 and the related financial statement schedule, which reports appear in the August 12, 2004 Form 8-K of America West Airlines, Inc. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

As described in Note 1, America West Airlines, Inc.’s financial statements have been adjusted to give effect to the merger of America West Airlines, Inc. and The Leisure Company as if the merger had occurred on January 1, 2001. The merger has been accounted for as a reorganization of entities under common control as America West Airlines, Inc. and The Leisure Company were wholly owned subsidiaries of America West Holdings Corporation prior to the merger.

/s/ KPMG LLP

Phoenix, Arizona
August 10, 2004